Exhibit 99.1

February 7, 2008	FOR IMMEDIATE RELEASE
ZAREBA SYSTEMS ANNOUNCES SECOND QUARTER FINANCIAL RESULTS
Minneapolis — Zareba Systems, Inc. (NASDAQ:ZRBA) today announced its results for the second quarter and first half of fiscal year 2008. Net sales for the second quarter fiscal 2008 were $6.5 million, versus $6.4 million for the same quarter in the prior year. The Company’s loss from continuing operations and net loss were $770,000, or $0.31 per basic and diluted share in the second quarter of fiscal 2008. This compares with a loss from continuing operations of $363,000, or $0.15 per basic and diluted share, and a net loss of $298,000, or $0.12 per basic and diluted share, in the second quarter of the previous year.
Net sales for the first six months of fiscal 2008 increased nearly 8 percent to $15.7 million, as compared to $14.6 million for the same period in the prior year. Loss from continuing operations was $766,000, or $0.31 per basic and diluted share, for the first six months of fiscal 2008, versus a loss from continuing operations of $374,000, or $0.15 per basic and diluted share, in the same period of the prior year. Net income was $1,793,000, or $0.73 and $0.72 per basic and diluted share, respectively, in the first half of fiscal 2008, versus a net loss of $276,000, or $0.11 per basic and diluted share, in the comparable period of the prior year.
On August 1, 2007, the Company completed the previously announced sale of the Company’s Waters Medical Systems, Inc., (WMS) subsidiary to a third party for $5.0 million in cash, resulting in a gain from the sale, net of tax, of $2.5 million, or $1.04 and $1.02 per basic and diluted share, respectively, for the first six months of fiscal 2008. The WMS subsidiary, a provider of medical products, had operated in a separate business segment of the Company.
“We were obviously disappointed with our second quarter results,” said President and Chief Executive Officer, Jerry Grabowski. “Although the second quarter is traditionally the trough quarter of our seasonal fiscal year, both for net sales and profitability, and we expect to incur a quarterly loss, the current year second quarter results missed our expectations.”
“While we experienced an increase in sales of our newer products in the second quarter, sales of our electric fencing system products, which had benefited from the timing of orders by certain customers in the first quarter of this year, decreased from the prior year second quarter. Even so, our total sales remain above our expectations through the first half of the year.”
“Several factors including customer and product mix, a higher level of unabsorbed production costs, the impact of increases in certain material costs, and higher manufacturing costs related to low volume production of early stage products, all combined to reduce our gross profit margins for the second quarter. Increased operating expenses in the second quarter of this year reflect our continued investment in the new products.”
“As we enter the second half of fiscal 2008, we are pleased with the year-to-date sales gains and are optimistic about opportunities we are currently pursuing for our newer perimeter security and gate opener products, as well as the continued sales growth of our electric fencing systems. At the same time, we are addressing product cost and pricing opportunities and are focused on improving gross profit margins for the remainder of fiscal 2008. We are also examining opportunities to adjust manufacturing and operating expenses for the remainder of the year. The current economic climate in the US and around the world continues to create uncertainties regarding consumer spending patterns and product costs, making it difficult to predict what, if any, impact it will have to our business throughout the remainder of fiscal 2008,” concluded Grabowski.
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About Zareba Systems, Inc.
Zareba Systems, Inc. is the world’s leading manufacturer of electronic perimeter fence and security systems for animal and access control. A Minnesota corporation since 1960, the Company’s corporate headquarters is located in Minneapolis, with manufacturing facilities in Ellendale, Minn. Its Zareba Systems Europe subsidiary owns Rutland Electric Fencing Co., the largest manufacturer of electric fencing products in the United Kingdom. The corporate web site is located at www.ZarebaSystemsInc.com.
Zareba Systems, Inc.
Condensed Consolidated Operating Results

	Three Months Ended		Six Months Ended
(In thousands except per share amounts)	12/31/07	12/31/06	12/31/07	12/31/06
Net sales	$6,474	$6,407	$15,696	$14,575
Gross profit	1,599	1,986	4,520	4,647
Income (loss) from operations	(1,029)	(339)	(912)	(131)
Income (loss) before income taxes	(1,169)	(567)	(1,162)	(585)
Income (loss) from continuing operations	(770)	(363)	(766)	(374)
Gain from discontinued operations, net of tax	—	65	13	98
Gain from sale of subsidiary, net of tax	—	—	2,546	—
Net income (loss)	$(770)	$(298)	$1,793	$(276)

Per common and common equivalent share:
Income (loss) from continuing operations:
basic	$(0.31)	$(0.15)	$(0.31)	$(0.15)
diluted	$(0.31)	$(0.15)	$(0.31)	$(0.15)
Gain from discontinued operations:
basic	—	$0.03	$0.01	$0.04
diluted	—	$0.03	$0.01	$0.04
Gain from sale of subsidiary:
basic	—	—	$1.04	$—
diluted	—	—	$1.02	$—
Net income (loss) per share:
basic	$(0.31)	$(0.12)	$0.73	$(0.11)
diluted	$(0.31)	$(0.12)	$0.72	$(0.11)
Weighted average number of shares outstanding — basic	2,452	2,425	2,452	2,425
Weighted average number of shares outstanding — diluted	2,452	2,425	2,503	2,425

Zareba Systems, Inc.
Condensed Consolidated Balance Sheets

(In thousands)	12/31/07	6/30/07
Current Assets
• Cash and cash equivalents	$730	$1,614
• Accounts receivable, net	4,241	7,671
• Inventories	6,382	6,503
• Other current assets	1,467	1,227
• Current assets of discontinued operations	—	729
Total Current Assets	12,820	17,744
Property, plant and equipment, net	2,971	3,150
Other assets	10,272	10,979
Total Assets	$26,513	$31,873
Current Liabilities
• Accounts payable	$2,402	$4,712
• Accrued liabilities	1,979	2,419
• Income taxes payable	888	207
• Current maturities of long-term debt	1,072	6,326
• Current liabilities of discontinued operations	—	123
Total Current Liabilities	6,341	13,787
Long-term debt, less current maturities	2,570	2,269
Other long-term liability	175	—
Deferred income taxes	1,015	1,096
Total Liabilities	10,101	17,152
Total Stockholders’ Equity	16,412	14,721
Total Liabilities and Equity	$26,513	$31,873
This release includes certain “forward-looking statements” as defined under Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements, including those relating to favorable results in fiscal year 2008 arising from opportunities we are currently pursuing for our newer products, continued sales growth of our electric fencing systems and improving gross profit margins through addressing product costs and pricing opportunities are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those stated in such statements. Such risks and uncertainties include customer acceptance of price increases and of new products, the timing of customer purchases, and our ability to successfully invest and explore growth opportunities, as well as the development, introduction or acceptance of competing products, changes in technology, pricing or other actions by competitors, and general economic conditions.
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Contact:
Jeff Mathiesen
763-551-1125